Exhibit 5.1

Allied Nevada Gold Corp.

9600 Prototype Court

Reno, NV 89521

Re:	11,150,000 Shares of Common Stock of Allied Nevada Gold Corp.

Ladies and Gentlemen:

We have acted as counsel to Allied Nevada Gold Corp., a Delaware corporation (the “Company”), in connection with the offering by the Company of 11,150,000 shares of the Company’s common stock, par value $0.001 (the “Shares”) pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-160242) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities and Exchange Act of 1933, as amended, (the “Securities Act”), the prospectus dated August 6, 2009 (the “Base Prospectus”), and the prospectus supplement dated August 18, 2009, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company in the manner described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Certificate of Incorporation of the Company; (ii) the By-Laws of the Company; (iii) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Shares; (iv) the Registration Statement; and (v) the Prospectus. In addition, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable and upon issuance, delivery and payment therefore in the manner contemplated by the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the laws of the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting with the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Dated: August 19, 2009

Very truly yours,

/s/ Dorsey & Whitney LLP